SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                   FORM 8-K/A



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report: (Date of earliest event reported) July 21, 2003



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                              1-3247              16-0393470
(State or other jurisdiction          (Commission         (I.R.S. Employer
of incorporation)                     File Number)        Identification No.)



One Riverfront Plaza, Corning, New York                   14831
(Address of principal executive offices)                  (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events

     The Corning Incorporated press release dated July 21, 2003, regarding its financial results for the periods ended June 30, 2003, including unaudited consolidated financial statements for the periods ended June 30, 2003, is Attachment I of this Form 8-K/A. This amendment inserts the statement from Attachment I, inadvertently left out of Form 8-K filed earlier.

     All of the statements and information in Attachment I of this Form 8-K/A are hereby filed under this Item 5 except for the following statements and information in such attachment being furnished pursuant to Item 9:

     Attachment I (Press Release):

     The following statement from the second sentence in the third paragraph on Page 3: ", excluding any remaining gains or losses related to the exit of CAV or its photonics business and any further adjustments to the asbestos settlement reserve required by movement in Corning's stock price."


Item 9.  Regulation FD Disclosure

     The statements and information in Attachment I of this Form 8-K/A not filed pursuant to Item 5 are hereby furnished under Item 12.

     The Corning Incorporated website (www.corning.com) contains information about Corning and investors are encouraged to visit that website as information is updated and new information is posted.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              CORNING INCORPORATED
                              Registrant



Date: July 22, 2003           By    /s/  KATHERINE A. ASBECK
                                         ---------------------------------------
                                         Katherine A. Asbeck
                                         Senior Vice President and Controller

                                                                    Attachment I
                                                                    ------------




 FOR RELEASE -- JULY 21, 2003

 Media Relations Contact:                 Investor Relations Contact:
 Dan Collins                              Kenneth C. Sofio
 (607) 974-4197                           (607) 974-7705
 collinsdf@corning.com                    sofiokc@corning.com


                     Corning Reports Second-Quarter Results


CORNING, N.Y. -- Corning Incorporated (NYSE:GLW) today announced that its second-quarter sales were $752 million and that it incurred a net loss of $22 million or $0.02 per share. This net loss includes $47 million or $0.04 per share of after-tax charges primarily related to the shutdown of Corning Asahi Video Products Company (CAV); the planned exit from its photonics business; and a mark-to-market adjustment to the portion of its asbestos liability settlement to be paid in Corning common stock.

"We are pleased that our results exceeded our second-quarter guidance. This performance gives us confidence that we will achieve our goals for the year. We continue to maintain our focus on managing costs, paying down debt and investing in future technologies," said James R. Houghton, chairman and chief executive officer.

Second-Quarter Charges
Corning said its second-quarter results include net pretax charges of $75 million (net after-tax charges totaling $47 million or $0.04 per share). These include:
..    Restructuring  charges of $54 million  related to the  shutdown of CAV, $33 million  related  to the exit of its  photonics  business  and $38  million
     related   to   other   cost   reduction    programs    primarily   in   the
     telecommunications segment, offset by a reversal of $76 million of liabilities relating to prior years' restructuring charges. These charges and credits total $49 million, which after tax of $18 million and minority interest of $28 million had a $3 million impact on Corning's second-quarter net loss.
..    Charges to increase  the  deferred  tax asset  valuation  allowance  of $21 million and impair equity investments of $7 million, both of which are directly related to the decision to exit the photonics business.





                                     (more)

Corning Reports Second-Quarter Results
Page Two


..    A $39 million charge ($24 million after-tax) to reflect the increase in the market value of Corning common stock to be contributed to settle the asbestos litigation related to Pittsburgh Corning Corporation.
..    A net gain of $13 million ($8 million after-tax) related to debt repurchase as a result of the company's recently completed tender offer.

In addition to these items, Corning recorded a $9 million inventory write-off in gross margin related to the closure of CAV.

Second-Quarter Operating Results
Second-quarter sales of $752 million exceeded the company's guidance range of $715 million to $745 million and increased from first-quarter sales of $746 million. Corning's technologies segment recorded sales of $400 million, an increase over first-quarter sales of $388 million. The increase was primarily driven by the continued strong performance of the liquid crystal display (LCD) glass business that experienced sequential volume gains of more than 15 percent and stable pricing. The growing popularity of notebook computers and increasing market penetration of LCD desktop monitors fueled the quarter's growth. In the second quarter, LCD desktop monitors outpaced cathode ray tube monitors for the first time achieving a level of 52 percent of the U.S. market.

These gains were partially offset by lower sales in the company's semiconductor business. Sales in Corning's environmental business were flat versus the first quarter, as an anticipated general slowdown in the automotive industry did not materialize.

Corning's telecommunications segment sales were $347 million, a slight decline from $352 million in sales for the first quarter. As expected, the quarterly sales decline was due to lower fiber and cable volumes in Asia, resulting from seasonal slowdowns in Japan. Fiber volume declined in the second quarter by 20 percent, slightly less than the company expected. Fiber pricing in the second quarter was down about 5 percent. The fiber and cable sales decline was partially offset by sequential increases in the hardware and equipment business.

Corning's second-quarter results benefited from the receipt of $17 million in royalties at CAV, foreign exchange gains and a higher effective tax benefit rate. Corning's second-quarter results also included $25 million of equity earnings from Dow Corning, which the company began to recognize effective January 1, 2003.



                                     (more)

Corning Reports Second-Quarter Results
Page Three


Liquidity Update
Corning ended the second quarter with $1.5 billion in cash and short-term investments, a decline from $1.85 billion at the end of the first quarter. The decline was primarily due to financing transactions. In the quarter, Corning raised net proceeds of $267 million from the issuance of 50 million shares of common stock and used $623 million of cash to retire $834 million aggregate principal amount of its outstanding zero-coupon convertible debentures. In July, Corning repaid an additional $123 million of debt. Corning said that it might continue from time-to-time to retire its debt securities in open market, privately negotiated or other transactions.

Corning ended the quarter with a debt-to-capital ratio of 40 percent compared with 45.6 percent at the end of the previous quarter. Corning's revolving credit facility includes one financial covenant limiting the ratio of total debt to total capital, as defined, to not greater than 60 percent. The company also said that it is considering increasing its voluntary contributions to its pension plans in 2003 from approximately $60 million to approximately $160 million. In the first half of this year, Corning made $30 million in contributions to its U.S. pension plan.

Third-Quarter Outlook
Corning said it expects third-quarter sales to be in the range of $740 million to $765 million. The company anticipates earnings per share in the range of $0.01 to $0.03, excluding any remaining gains or losses related to the exit of CAV or its photonics business and any further adjustments to the asbestos settlement reserve required by movement in Corning's stock price.

Corning anticipates sequential volume gains for its LCD glass business of about 5 percent to 10 percent in its consolidated business and 10 percent to 15 percent at Samsung Corning Precision. The company plans to ramp up Generation 5 and 6 glass production in the third quarter and move forward with its capacity expansion plans to meet accelerating global industry demand. Corning will incur start-up costs with these expansions.

Corning said it anticipates that sales in its environmental business will be consistent with the second quarter. The company also expects that a shift to more premium-priced thin-wall products will continue in the third quarter. Sales of diesel products are projected to continue growing with increased retrofits on emissions systems for heavy-duty equipment and off-road vehicles. The company's new diesel product manufacturing facility in Erwin, N.Y., will phase in limited production through the second half of this year.


                                     (more)

Corning Reports Second-Quarter Results
Page Four


Third-quarter fiber volumes are expected to increase sequentially in the range of 5 percent to10 percent due to renewed demand in Japan and a slight increase in North American orders. Pricing pressure is anticipated to remain moderate, at a level consistent with the second quarter.

Corning expects sales in its photonics and conventional TV glass businesses to decline modestly in the third quarter and then effectively cease in the fourth quarter with the final exit from these businesses.

James B. Flaws, vice chairman and chief financial officer, said, "We continue to be pleased by the strength of our LCD business. This business has certainly hit its stride and it is providing Corning with significant opportunity for growth and profitability." Flaws said that signs of stability across the telecommunications sector are giving the company some cause for optimism. "The preliminary FCC ruling on fiber deployments is also very promising for the industry and we have been further encouraged by the announcement of three Regional Bell Operating Companies to work together in developing standards for future fiber to the premises investments. However, we do not expect any significant revenue impact this year from these developments," Flaws said.

About Corning Incorporated
Established in 1851, Corning Incorporated (www.corning.com) creates leading-edge technologies that offer growth opportunities in markets that fuel the world's economy. Corning manufactures optical fiber, cable, hardware and equipment in its Telecommunications segment. Corning's Technologies segment manufactures high-performance display glass, and products for the environmental, life sciences, and semiconductor markets.

Second-Quarter Conference Call Information
The company will host a second quarter conference call at 8:30 a.m. ET on Tuesday, July 22. To access the call, dial (773) 756-4618. The password is Corning. The leader is Sofio. A replay of the call will begin at approximately 10:30 a.m. ET and will run through 5 p.m. ET, Tuesday, August 5. To listen, dial
(402) 280-1652, no passcode is required. To listen to a live audio webcast of the call at 8:30 a.m. on Tuesday, July 22, please go to our website and follow the instructions: http://www.corning.com/investor_relations. The webcast will be archived for 14 days following the call.



                                     (more)

Corning Reports Second-Quarter Results
Page Five


Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity,armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (Unaudited; in millions, except per share amounts)



                                                                      For the three                   For the six
                                                                      months ended                   months ended
                                                                       June 30,                        June 30,
                                                                ------------------------       ------------------------
                                                                   2003           2002           2003            2002
                                                                ---------       --------       ---------      ---------
Net sales                                                       $     752       $    827       $   1,498      $   1,666
Cost of sales                                                         571            643           1,117          1,298
                                                                ---------       --------       ---------      ---------

Gross margin                                                          181            184             381            368

Operating expenses:
   Selling, general and administrative expenses                       148            188             300            376
   Research, development and engineering expenses                      85            131             178            257
   Amortization of purchased intangibles                                9             11              18             22
   Restructuring, impairment and other charges and
     credits                                                           49            494             100            494
                                                                ---------       --------       ---------      ---------

Operating loss                                                       (110)          (640)           (215)          (781)

Interest income                                                         9             10              17             24
Interest expense                                                      (42)           (44)            (82)           (92)
Asbestos settlement                                                   (39)                          (337)
Gain on repurchases of debt, net of inducements                        13             68              17             68
Other income (expense), net                                            20                              6             (9)
                                                                ---------       --------       ---------      ---------

Loss from continuing operations before income taxes                  (149)          (606)           (594)          (790)
Benefit for income taxes                                              (34)          (184)           (178)          (234)
                                                                ---------       --------       ---------      ---------

Loss from continuing operations before minority
  interests and equity earnings                                      (115)          (422)           (416)          (556)
Minority interests                                                     33              6              70             12
Equity in earnings of associated companies                             60             25             119             55
                                                                ---------       --------       ---------      ---------

Loss from continuing operations                                       (22)          (391)           (227)          (489)
Income from discontinued operations, net of income
  taxes                                                                               21                             29
                                                                ---------       --------       ---------      ---------

Net loss                                                        $     (22)      $   (370)      $    (227)     $    (460)
                                                                =========       ========       =========      =========

Basic and diluted (loss) earnings per common share from:
     Continuing operations                                      $   (0.02)      $  (0.41)      $   (0.19)     $   (0.52)
     Discontinued operations                                                        0.02                           0.03
                                                                ---------       --------       ---------      ---------
Loss per common share                                           $   (0.02)      $  (0.39)      $   (0.19)     $   (0.49)
                                                                =========       ========       =========      =========

Shares used in computing per share amounts for basic
  and diluted (loss) earnings per common share                      1,244            948           1,222            947
                                                                =========       ========       =========      =========

See notes to consolidated financial statements.


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                      CONSOLIDATED BALANCE SHEETS
                                                (In millions, except per share amounts)

                                                                                           Unaudited
                                                                                           June 30,          December 31,
                                                                                             2003                2002
                                                                                         -----------        -------------
Assets

Current assets:
   Cash and cash equivalents                                                              $     747           $   1,426
   Short-term investments, at fair value                                                        766                 664
                                                                                          ---------           ---------
     Total cash and short-term investments                                                    1,513               2,090
   Trade accounts receivable, net                                                               482                 470
   Inventories                                                                                  538                 559
   Deferred income taxes                                                                        379                 296
   Other accounts receivable                                                                    155                 358
   Prepaid expenses and other current assets                                                     70                  52
                                                                                          ---------           ---------
       Total current assets                                                                   3,137               3,825

Restricted cash and investments                                                                  97                  82
Investments                                                                                     842                 769
Property, net                                                                                 3,542               3,705
Goodwill                                                                                      1,750               1,715
Other intangible assets, net                                                                    185                 213
Deferred income taxes                                                                         1,081                 887
Other assets                                                                                    235                 210
                                                                                          ---------           ---------

Total assets                                                                              $  10,869           $  11,406
                                                                                          =========           =========

Liabilities and Shareholders' Equity

Current liabilities:
   Loans payable                                                                          $     156           $     204
   Accounts payable                                                                             294                 339
   Other accrued liabilities                                                                  1,169               1,137
                                                                                          ---------           ---------
       Total current liabilities                                                              1,619               1,680

Long-term debt                                                                                3,095               3,963
Postretirement benefits other than pensions                                                     616                 617
Other liabilities                                                                               668                 396
Commitments and contingencies
Minority interests                                                                               40                  59
Shareholders' equity:
   Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
     Series C mandatory convertible preferred stock - Shares issued: 5.75 million;
     Shares outstanding: 1.47 million and 1.55 million                                          147                 155
   Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1,322 million and 1,267 million                                             661                 634
   Additional paid-in capital                                                                 9,905               9,695
   Accumulated deficit                                                                       (5,148)             (4,921)
   Treasury stock, at cost; Shares held: 59 million and 70 million                             (592)               (702)
   Accumulated other comprehensive loss                                                        (142)               (170)
                                                                                          ---------           ---------
       Total shareholders' equity                                                             4,831               4,691
                                                                                          ---------           ---------

Total liabilities and shareholders' equity                                                $  10,869           $  11,406
                                                                                          =========           =========

Certain amounts for 2002 were reclassified to conform with 2003 classifications.

See notes to consolidated financial statements.


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                       (Unaudited; in millions)

                                                            For the three months ended   For the six months ended
                                                              June 30,      March 31,            June 30,
                                                              ---------    ----------    -------------------------
                                                                2003          2003          2003           2002
                                                              ---------    ---------     ---------       ---------
Cash flows from operating activities:
   Loss from continuing operations                            $    (22)    $   (205)      $   (227)     $  (489)
   Adjustments to reconcile loss from continuing operations
      to net cash provided by (used in) operating activities:
     Amortization of purchased intangibles                           9            9             18           22
     Depreciation                                                  132          118            250          317
     Asbestos settlement                                            39          298            337
     Restructuring, impairment and other charges and credits        49           51            100          494
     Gain on repurchases of debt, net of inducements               (13)          (4)           (17)         (68)
     Undistributed earnings of associated companies                (25)           1            (24)          28
     Minority interests, net of dividends paid                     (33)         (37)           (70)         (12)
     Deferred tax benefit                                          (56)        (178)          (234)        (125)
     Interest expense on convertible debentures                      6            7             13           21
     Restructuring payments                                        (49)         (94)          (143)        (116)
     Increases in restricted cash                                  (18)          (3)           (21)
     Income tax refund                                                          191            191
     Changes in certain working capital items:
        Trade accounts receivable                                   30          (13)            17           26
        Inventories                                                 27            7             34           24
        Other current assets                                       (14)          10             (4)         (56)
        Accounts payable and other current liabilities,
          net of restructuring payments                            (55)        (118)          (173)        (181)
     Other, net                                                     18          (17)             1          (77)
                                                              --------     --------       --------      -------
Net cash provided by (used in) operating activities                 25           23             48         (192)
                                                              --------     --------       --------      -------

Cash flows from investing activities:
   Capital expenditures                                            (55)         (55)          (110)        (210)
   Net proceeds from sale of precision lens business                              9              9
   Net proceeds from sale or disposal of assets                     30           13             43           36
   Net increase in long-term investments and other
     long-term assets                                               (4)                         (4)          (9)
   Short-term investments - acquisitions                          (633)        (428)        (1,061)        (847)
   Short-term investments - liquidations                           587          369            956        1,648
   Restricted investments - liquidations                             3            3              6
   Other, net                                                                     1              1           (2)
                                                              --------     --------       --------      -------
Net cash (used in) provided by investing activities                (72)         (88)          (160)         616
                                                              --------     --------       --------      -------

Cash flows from financing activities:
   Net proceeds from (repayments of) loans payable                   8          (62)           (54)        (474)
   Proceeds from issuance of long-term debt                                                                  11
   Repayments of long-term debt                                   (634)        (189)          (823)        (155)
   Proceeds from issuance of common stock, net                     278            3            281           33
   Cash dividends paid to preferred shareholders                    (3)          (3)            (6)
                                                              --------     --------       --------      -------
Net cash used in financing activities                             (351)        (251)          (602)        (585)
                                                              --------     --------       --------      -------
Effect of exchange rates on cash                                    18           17             35           23
                                                              --------     --------       --------      -------
Cash used in continuing operations                                (380)        (299)          (679)        (138)
Cash provided by discontinued operations                                                                     41
                                                              --------     --------       --------      -------
Net decrease in cash and cash equivalents                         (380)        (299)          (679)         (97)
Cash and cash equivalents at beginning of period                 1,127        1,426          1,426        1,037
                                                              --------     --------       --------      -------

Cash and cash equivalents at end of period                    $    747     $  1,127       $    747      $   940
                                                              ========     ========       ========      =======

Certain amounts for 2002 were reclassified to conform with 2003 classifications.

See notes to the consolidated financial statements.


                                             CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                            SEGMENT RESULTS
                                                       (Unaudited; in millions)


                                                             Telecom-                       Non-segment/    Consolidated
                                                            munications     Technologies     Other items        Total
                                                            -----------     ------------    ------------    ------------
For the three months ended June 30, 2003
Net sales                                                    $    347        $    400         $     5        $    752
Research, development and engineering expenses               $     32        $     55         $    (2)       $     85
Restructuring, impairment and other charges and credits
  (related tax benefit of $2, $12, $4 and $18)               $    (19)       $     58         $    10        $     49
Interest expense                                             $     22        $     20                        $     42
Benefit for income taxes                                     $     (5)       $     (8)        $   (21)       $    (34)
Loss before minority interests and equity (losses) earnings  $    (53)       $    (43)        $   (19)       $   (115)
Minority interests                                                                 33                              33
Equity in (losses) earnings of associated companies                (8)             43              25              60
                                                             --------        --------         -------        --------
Net (loss) income                                            $    (61)       $     33         $     6        $    (22)
                                                             ========        ========         =======        ========

For the three months ended June 30, 2002
Net sales                                                    $    437        $    385         $     5        $    827
Research, development and engineering expenses               $     86        $     45                        $    131
Restructuring, impairment and other charges and credits
  (related tax benefit of $125, $1, $40 and $166)            $    369        $      3         $   122        $    494
Interest expense                                             $     25        $     17         $     2        $     44
(Benefit) provision for income taxes                         $   (191)       $      5         $     2        $   (184)
Loss before minority interests and equity (losses) earnings  $   (384)       $     (4)        $   (34)       $   (422)
Minority interests                                                                  5               1               6
Equity in (losses) earnings of associated companies               (17)             41               1              25
Income from discontinued operations                                                                21              21
                                                             --------        --------         -------        --------
Net (loss) income                                            $   (401)       $     42         $   (11)       $   (370)
                                                             ========        ========         =======        ========

For the six months ended June 30, 2003
Net sales                                                    $    699        $    788         $    11        $  1,498
Research, development and engineering expenses               $     70        $    110         $    (2)       $    178
Restructuring, impairment and other charges and credits
  (related tax (expense) benefit of $(2), $24, $4 and $26)   $    (28)       $    118         $    10        $    100
Interest expense                                             $     43        $     39                        $     82
Benefit for income taxes                                     $    (30)       $    (15)        $  (133)       $   (178)
Loss before minority interests and equity (losses) earnings  $   (113)       $    (98)        $  (205)       $   (416)
Minority interests                                                                 70                              70
Equity in (losses) earnings of associated companies               (11)             87              43             119
                                                             --------        --------         -------        --------
Net (loss) income                                            $   (124)       $     59         $  (162)       $   (227)
                                                             ========        ========         =======        ========

For the six months ended June 30, 2002
Net sales                                                    $    902        $    754         $    10        $  1,666
Research, development and engineering expenses               $    172        $     85                        $    257
Restructuring, impairment and other charges and credits
  (related tax benefit of $125, $1, $40 and $166)            $    369        $      3         $   122        $    494
Interest expense                                             $     57        $     33         $     2        $     92
(Benefit) provision for income taxes                         $   (255)       $      4         $    17        $   (234)
Loss before minority interests and equity
  (losses) earnings                                          $   (522)       $     (8)        $   (26)       $   (556)
Minority interests                                                                 11               1              12
Equity in (losses) earnings of associated companies               (21)             74               2              55
Income from discontinued operations                                                                29              29
                                                             --------        --------         -------        --------
Net (loss) income                                            $   (543)       $     77         $     6        $   (460)
                                                             ========        ========         =======        ========


See notes to the consolidated financial statements.


Non-segment/other items net income (loss) is detailed below:
                                                                    Three months ended            Six months ended
                                                                         June 30,                     June 30,
                                                                  ----------------------       ----------------------
                                                                     2003         2002           2003         2002
                                                                  ---------     --------       ---------    ---------
Non-segment (loss) income and other (1)                           $     (13)    $     12       $     (25)   $      21
Non-segment restructuring, impairment and other charges                 (10)        (122)            (10)        (122)
Interest income                                                           9           10              17           24
Asbestos settlement                                                     (39)                        (337)
Gain on repurchases of debt, net of inducements                          13           68              17           68
Benefit (provision) for income taxes                                     21           (2)            133          (17)
Minority interests                                                                     1                            1
Equity in earnings of associated companies (2)                           25            1              43            2
Income from discontinued operations                                                   21                           29
                                                                  ---------     --------       ---------    ---------
Net income (loss)                                                 $       6     $    (11)      $    (162)   $       6
                                                                  =========     ========       =========    =========

(1)  Includes non-segment operations and other corporate activities.
(2)  Includes  amounts  derived  from  corporate   investments  and  activities,
     primarily Dow Corning Corporation in 2003.

See notes to the consolidated financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



1.   Restructuring, Impairment and Other Charges and Credits

In the second quarter of 2003, Corning recorded restructuring, impairment and other charges of $125 million ($62 million after-tax and minority interest), offset by credits of $76 million ($59 million after-tax) resulting in a net pre-tax charge of $49 million ($3 million after-tax and minority interest). These charges relate to Corning's previously announced decisions to exit its conventional video components business and its photonic technologies business. The charges also reflect certain restructuring actions taken during the second quarter of 2003 relating to other Corning businesses. Corning also reversed $76 million of liabilities relating to prior years' restructuring charges. A summary of these charges and credits follow:

Conventional Video Components

Corning Asahi Video Products Company (conventional video components business, or
CAV), a 51 percent owned consolidated subsidiary, is a manufacturer of glass panels and funnels for use in conventional tube televisions and is reported in the Technologies segment.

On April 15, 2003, Corning announced that CAV would cease production. Corning impaired the long-lived assets of this business to estimated salvage value and recorded a first quarter charge of $62 million, ($19 million after-tax and minority interest). In the second quarter of 2003, Corning recorded a restructuring charge of $54 million ($15 million after-tax and minority interest). The charge included $18 million for employee separation costs, $19 million for exit costs and $17 million for curtailments related to pension and postretirement health care benefits.

In connection with the cessation of operations, Corning and Asahi Glass of America (the 49% owner of CAV) have reached agreement on the shared funding of CAV's obligations. Corning expects the restructuring costs to require $45 million to $60 million in cash spending. In June, CAV announced that it had signed a definitive agreement to sell assets to Henan Anyang CPT Glass Bulb Group, Electronic Glass Co., Ltd., located in China. The proceeds from this sale may offset a significant portion of the cash spending.

Photonic Technologies

On May 12, 2003, Corning announced that it would exit its photonic technologies business and had reached an agreement to sell a significant portion of the business to Avanex Corporation ("Avanex") in exchange for common stock valued at approximately $85 million at June 30, 2003. The agreement allows Avanex to acquire assets related to the optical amplifier facility in Erwin, NY and the optical component plant in Milan, Italy. Corning expects approximately 400 employees of photonic technologies to transition to Avanex by the time the transaction closes sometime in the third quarter. Corning also expects to close its pump laser facility in Bedford, MA by the end of the year.

In the second quarter of 2003, Corning recorded a charge of $33 million ($22 million after-tax) related to the exit of the photonics business. The charge included $7 million for employee separation costs, $14 million for exit costs, $7 million for curtailments related to pension and postretirement benefits and $5 million to impair the remaining assets.

Also in the second quarter, Corning increased the deferred tax valuation allowance by $21 million as it does not expect to realize certain deferred tax assets in Italy related to the photonics business. This charge is reflected in the statement of operations under "Benefit for income taxes."

Finally, Corning impaired $7 million of equity investments in this business that will be abandoned as part of the exit from the business. This charge is reflected in the statement of operations under the line item, "Equity in earnings of associated companies."

Other

Corning also recorded $38 million of restructuring and impairment charges primarily related to its telecommunications businesses and administrative staffs. The charge included $17 million for employee separation costs, $2 million for curtailments related to pension and postretirement benefits and $19 million for asset impairments.

Credits

The current restructuring reserve continues to be evaluated as plans are being executed. In addition, since the restructuring program is an aggregation of many individual plans currently being executed, actual costs have differed from estimated amounts. As a result, there may be additional charges or reversals.

In the second quarter of 2003, Corning reversed $76 million ($59 million after-tax) of restructuring reserves related to prior years restructuring charges, primarily in the Telecommunications segment. The reversals included $27 million related to employee separation costs which were less than estimated, $25 million related to a decision to change the restructuring plans and not exit a certain telecommunications business and $24 million related to proceeds in excess of assumed salvage values for assets that were previously impaired and certain assets management decided to retain as abandoned factories were being dismantled.

2.   Asbestos Settlement

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC), which might arise from PCC products or operations. Accordingly, Corning recorded a charge of $298 million ($192 million after-tax) in the first quarter. The charge included the value of 25 million shares of Corning common stock which Corning will contribute as part of the settlement. Also at that time, Corning indicated that any changes in the value of its common stock contribution would be recognized in Corning's quarterly results through the date of contribution to the settlement trust. As required, Corning recorded a mark-to-market charge of $39 million ($24 million after-tax) in the second quarter reflecting the increased fair value of the shares to its common stock contribution.

3.   Gain on Repurchases of Debt

During the second quarter of 2003, Corning repurchased and retired 834,000 zero coupon convertible debentures with an accreted value of $652 million in exchange for cash of $623 million in a modified Dutch tender offer. Corning recorded a net gain of $13 million ($8 million after-tax) associated with retirements of its zero coupon convertible debentures in the second quarter.

4.   Income Tax

In the second quarter of 2003, the effective tax benefit rate excluding certain items such as restructuring, impairment, asbestos settlement and debt transactions was 37 percent for the quarter and 33 percent for the six months ended June 30, 2003.

5.   Subsequent Event

On July 16, 2003, Corning repurchased and retired zero coupon convertible debentures with a face value of $71 million in exchange for cash of $53 million. In addition, Corning repurchased and retired 60 million of euro-denominated notes in exchange for cash of 62 million euros, or $70 million.


                                                         CORNING INCORPORATED
                                                      QUARTERLY SALES INFORMATION
                                                             (In millions)


                                                                     2003
                                                     -----------------------------------
                                                         Q1           Q2        6 Months
                                                     --------     --------      --------
Telecommunications
   Fiber and cable                                   $    193     $    178      $   371
   Hardware and equipment                                 122          136          258
   Photonic technologies                                   18           15           33
   Controls and connectors                                 19           18           37
                                                     --------     --------      -------
     Segment net sales                               $    352     $    347      $   699
                                                     ========     ========      =======


Technologies
   Display technologies                              $    117     $    135      $   252
   Environmental                                          115          117          232
   Life sciences                                           73           72          145
   Conventional video components                           25           24           49
   Other technologies businesses                           58           52          110
                                                     --------     --------      -------
     Segment net sales                               $    388     $    400      $   788
                                                     ========     ========      =======



                                                                                  2002
                                                     -------------------------------------------------------------
                                                         Q1           Q2           Q3           Q4          Total
                                                     --------     --------      -------      -------      --------
Telecommunications
   Fiber and cable                                   $    255     $    212      $   195      $   197      $    859
   Hardware and equipment                                 135          153          136          128           552
   Photonic technologies                                   36           39           17           19           111
   Controls and connectors                                 39           33           18           19           109
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    465     $    437      $   366      $   363      $  1,631
                                                     ========     ========      =======      =======      ========


Technologies
   Display technologies                              $     93     $    102      $   106      $   104      $    405
   Environmental                                           94          102          102           96           394
   Life sciences                                           70           74           71           65           280
   Conventional video components                           43           41           47           35           166
   Other technologies businesses                           69           66           66           67           268
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    369     $    385      $   392      $   367      $  1,513
                                                     ========     ========      =======      =======      ========


The above supplemental information is intended to facilitate analysis of Corning's businesses.
